Exhibit 10.2

CITADEL BROADCASTING CORPORATION

SENIOR EXECUTIVE ANNUAL BONUS PLAN

(As adopted May 22, 2007)

1.	Purpose

This annual incentive plan (the “Plan”) is applicable to those employees of Citadel Broadcasting Corporation (the “Company”) and its subsidiaries who are executive officers of the Company (“Covered Employees”), including members of the Board of Directors who are such employees.

The Plan is designed to reward, through additional cash compensation, Covered Employees for their significant contribution toward improved profitability and growth of the Company.

2.	Eligibility

All Covered Employees shall be eligible to be selected to participate in this Plan. The compensation committee or such other committee (“Committee”) as appointed by the Board of Directors of the Company (the “Board”) shall select the Covered Employees who shall participate in this Plan (“Participants”) in any year no later than ninety (90) days after the commencement of the twelve (12) month performance period selected by the Committee or such earlier or later date as may be the applicable deadline for the establishment of performance goals permitting the compensation payable to such Covered Employee for such year hereunder to qualify as “qualified performance-based compensation” under Treasury Regulation section 1.162-27(e) as applicable (the “Determination Date”).

To the extent permitted by section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) a Covered Employee participating in this Plan may be permitted to participate in any other annual incentive plan established by the Company.

3.	Administration

The Plan shall be administered by the Committee. The Committee shall be comprised exclusively of members of the Board who are “outside directors” within the meaning of section 162(m)(4)(C) Code of 1986 and Treasury Regulation section 1.162-27(e)(3). The Committee shall have the authority, subject to the provisions herein: (a) to select Covered Employees to participate in the Plan; (b) to establish and administer the performance goals and the award opportunities applicable to each Participant and certify whether the goals have been attained; (c) to construe and interpret the Plan and any agreement or instrument entered into under the Plan; (d) to establish, amend, and waive rules and regulations for the Plan’s administration; and (e) to make all other determinations which may be necessary or advisable for the administration of the Plan. Any determination by the Committee pursuant to the Plan shall be final, binding and conclusive on all Covered Employees, Participants and anyone claiming under or through any of them.

4.	Establishment Of Performance Goals And Award Opportunities

No later than the Determination Date for each year, the Committee shall establish, in writing, the method for computing the amount of compensation which will be payable under the Plan to each Participant in the Plan for such year if the performance goals established by the Committee for such year are attained in whole or in part and if the Participant’s employment by the Company or a subsidiary continues without interruption during that year as permitted by the Plan. Such method shall be stated in terms of an objective formula or standard that precludes discretion to increase the amount of the award that would otherwise be due upon attainment of the goals and may be different for each Participant. No provision of this Plan shall preclude the Committee from exercising negative discretion with respect to any award hereunder, within the meaning of Treasury Regulation section 1.162-27(e)(2)(iii)(A).

B-1

No later than the Determination Date for each year, the Committee shall establish in writing the performance goals for such year, which shall be based on any of the following performance criteria, either alone or in any combination, on a consolidated and/or individual business, operating unit or divisional level, or any combination thereof, and which shall include or exclude discontinued operations, acquisition expenses and restructuring expenses, as the Committee may determine: earnings per share; net income; revenue growth; market share; ratings; rank; market valuation; broadcast cash flow; free cash flow per share; adjusted earnings before interest, taxes, and depreciation; completion of acquisitions and business expansion; or such other criteria as specifically outlined and detailed by the Committee. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; non-operating items; acquisition and merger expenses; and effects of divestitures and/or mergers. Any such performance criterion or combination of such criteria may apply to the Participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify.

5.	Maximum Award

The maximum amount of compensation that may be paid under the Plan to any Participant for any year is $5,000,000.

6.	Attainment Of Performance Goals Required

Awards shall be paid under this Plan for any year solely on account of the attainment of the performance goals established by the Committee with respect to such year. Awards may be, but are not required to be, contingent upon the Participant remaining employed by the Company or a subsidiary of the Company during such Plan year. In the event of termination of employment by reason of death, disability or retirement (each as determined by the Committee) or pursuant to a written agreement with the Company during the Plan year, an award shall be payable under this Plan to the Participant or the Participant’s estate for such year, which shall be paid at the same time as the award the Participant would have received for such year had no termination of employment occurred or in accordance with the terms of the written agreement with the Company and which shall be equal to the amount of such award multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such year prior to termination of employment and the denominator of which is the number twelve. Unless otherwise specified by the Committee, a Participant whose employment terminates prior to the end of a Plan year for any reason not excepted above shall not be entitled to any award under the Plan for that year.

7.	Shareholder Approval And Committee Certification Contingencies: Payment Of Awards

Payment of any awards under this Plan shall be contingent upon the affirmative vote of the stockholders of at least a majority of the votes cast (including abstentions) approving the Plan. Unless and until such shareholder approval is obtained, no award shall be paid pursuant to this Plan. Subject to the provisions of Paragraph 6 above relating to death, disability and retirement, payment of any award under this Plan shall also be contingent upon the compensation committee’s certifying in writing that the performance goals and any other material terms applicable to such award were in fact satisfied, in accordance with applicable treasury regulations under Code section 162(m). Unless and until the Committee so certifies, such award shall not be paid. Unless the Committee provides otherwise, (a) earned awards shall be paid promptly following such certification, and (b) such payment shall be made in cash (subject to any payroll tax withholding or other applicable taxes as the Company may determine applies) or in stock compensation, as determined in the discretion of the Company. Payment of any awards under this Plan shall be paid within two-and-one-half (2 1/2) months of the end of the year in which the Covered Employee vests in his or her right to receive the award.

B-2

To the extent necessary for purposes of Code section 162(m), this Plan shall be resubmitted to stockholders for their reapproval with respect to awards payable for the taxable years of the Company commencing on and after the five (5) year anniversary of initial shareholder approval.

8.	Amendment. Termination And Term Of Plan

The Board of Directors may amend, modify or terminate this Plan at any time. The Plan will remain in effect until terminated by the Board.

9.	Interpretation And Construction

Any provision of this Plan to the contrary notwithstanding, (a) awards under this Plan are intended to qualify as “qualified performance-based compensation” under Treasury Regulation 1.162-27(e) and (b) any provision of the Plan that would prevent an award under the Plan from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded. No provision of the Plan, nor the selection of any eligible employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any Participant’s employment, which shall remain “employment at will” unless an employment agreement between the Company and the Participant provides otherwise. Both the Participant and the Company shall remain free to terminate employment at any time to the same extent as if the Plan had not been adopted.

10.	Governing Law

The terms of this Plan shall be governed by the laws of the State of Delaware, without reference to the conflicts of laws principles thereof.

B-3